                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT /X/       FILED BY A PARTY OTHER THAN THE REGISTRANT / /

- --------------------------------------------------------------------------------

Check the appropriate box:
/ / Preliminary Proxy Statement
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                              Ionics, Incorporated
                (Name of Registrant as Specified In Its Charter)

                              Ionics, Incorporated
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
/X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
/ / $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act
      Rule 0-11:

   4) Proposed maximum aggregate value of transaction:

   Set forth the amount on which the filing fee is calculated and state how it was determined.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

- --------------------------------------------------------------------------------

                                     (LOGO)

                              IONICS, INCORPORATED

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 5, 1994

To the Stockholders of
  Ionics, Incorporated:

     Notice is hereby given that the Annual Meeting of Stockholders of Ionics, Incorporated (the "Corporation" or the "Company") will be held in the auditorium of The First National Bank of Boston Building, 100 Federal Street, Boston, Massachusetts, on Thursday, May 5, 1994 at 2:00 P.M. for the following purposes:

          1. To elect four Class II Directors of the Corporation, each to serve for a three-year term.

          2. To approve and ratify an amendment to the Corporation's 1979 Stock Option Plan to increase the number of shares of Common Stock available for issuance by 325,000 shares.

          3. To approve and ratify an amendment to the Corporation's 1979 Stock Option Plan to comply with Section 162(m) of the Internal Revenue Code by limiting the number of shares of Common Stock that may be acquired in any year by any participant to 100,000 shares.

          4. To select an Auditor of the Corporation for the current fiscal year.

          5. To consider and act upon such other matters as may properly come before the meeting.

     The Board of Directors has fixed the close of business on March 18, 1994 as the record date for determination of the stockholders entitled to notice of and to vote at the meeting.

                                            By Order of the Board of Directors

                                            STEPHEN KORN, Clerk
                                            Ionics, Incorporated
                                            65 Grove Street
                                            Watertown, Massachusetts 02172

March 30, 1994

     WHETHER OR NOT YOU EXPECT TO BE AT THE MEETING, WILL YOU PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY IN THE ENVELOPE ENCLOSED HEREWITH.

                              IONICS, INCORPORATED

                                65 GROVE STREET
                         WATERTOWN, MASSACHUSETTS 02172

                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                                 MARCH 30, 1994

     The Notice of the 1994 Annual Meeting of Stockholders of the Corporation is set forth on the preceding page and there is enclosed with this Proxy Statement a form of Proxy solicited by the Board of Directors of the Corporation. The cost of this solicitation will be borne by the Corporation. In addition to solicitation by mail, certain of the officers and employees of the Corporation also may solicit Proxies personally or by telephone or telegram. This Proxy Statement is being first sent to stockholders on or about March 30, 1994. A copy of the Annual Report to Stockholders for the year 1993 (including audited financial statements of the Corporation) also accompanies this Proxy Statement.

     Only stockholders of record as of the close of business on March 18, 1994 are entitled to notice of and to vote at the 1994 Annual Meeting and/or any adjournment thereof. The outstanding stock of the Corporation on the record date entitled to vote consisted of 6,949,406 shares of common stock, $1 per share par value ("Common Stock"). The holders of the outstanding shares of Common Stock are entitled to one vote per share. All shares represented by valid Proxies received by the Clerk of the Corporation prior to the meeting will be voted as specified in the Proxy: if no specification is made and if discretionary authority is conferred by the stockholder, the shares will be voted for the election of each of the Board's nominees to the Board of Directors in proposal 1; for the approval and ratification of the amendments to the 1979 Stock Option Plan in proposals 2 and 3; and for the selection of an auditor in proposal 4. A stockholder giving a Proxy has the power to revoke it at any time prior to its exercise by delivering to the Clerk of the Corporation a written revocation or a duly executed Proxy bearing a later date, or by attendance at the meeting and voting such shares in person.

     Votes cast by proxy or in person at the Annual Meeting will be tabulated by the election inspectors appointed for the meeting and will determine whether or not a quorum is present. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as not having been voted for purposes of determining the approval of any matter submitted to the shareholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table lists as of March 18, 1994 the number of shares of the Corporation's Common Stock beneficially owned by stockholders known by the Corporation to own more than five percent of such Common Stock:

                                    AMOUNT AND
                                    NATURE OF
     NAME AND ADDRESS OF            BENEFICIAL       PERCENT OF
       BENEFICIAL OWNER             OWNERSHIP          CLASS
- ------------------------------    --------------     ----------
Wellington Management Company     551,040 shares(1)        7.9%
     75 State Street
     Boston, MA 02109
Savena Trust                      400,000 shares(2)        5.8%
     8 Elizabethan Strasse,
       4010
     Basel, Switzerland
Daniel J. Terra                   353,000 shares           5.1%
     990 Skokie Boulevard
     Northbrook, IL 60062

- ---------------

(1) Includes shared voting power as to 404,790 shares and shared dispositive power as to all 551,040 shares. Wellington Management Company has no sole voting or sole dispositive power as to any of these shares.

(2) The Savena Trust is a trust created under the laws of Liechtenstein, the principal indirect beneficiary of which is Mr. Arnaud de Vitry d'Avaucourt, a director of the Corporation. Mr. de Vitry d'Avaucourt has neither voting nor dispositive power over the shares held in such trust and accordingly disclaims beneficial ownership of such shares. The Savena Trust and its trustees have made a joint public filing disclosing the Trust's ownership of 400,000 shares of the Corporation's Common Stock with certain other reporting persons, including: (a) the Philora Trust, the principal indirect beneficiary of which is Mr. de Vitry d'Avaucourt's wife, which has reported beneficial ownership of 170,963 shares of the Corporation's Common Stock;
     (b) Mr. de Vitry d'Avaucourt, who has reported beneficial ownership of (i) 81,000 shares of the Corporation's Common Stock as to which he shares beneficial ownership with his wife, and (ii) 6,000 shares of the Corporation's Common Stock pursuant to presently exercisable options; and
     (c) Mrs. de Vitry d'Avaucourt, who has reported shared beneficial ownership with her husband of 81,000 shares of the Corporation's Common Stock as herein noted. The aggregate number of shares owned by all such reporting persons is 657,963 shares, or approximately 9.5% of the Corporation's outstanding shares.


     The following table sets forth as of March 18, 1994 the number of shares of Common Stock of the Corporation beneficially owned by all the Directors
(including nominees), each of the executive officers named in the Summary
Compensation Table on page 12 of this Proxy Statement, and all Directors and executive officers of the Company as a group (14 individuals).

                                                                   AMOUNT AND NATURE        PERCENT OF
                    NAME OF BENEFICIAL OWNER                    OF BENEFICIAL OWNERSHIP       CLASS
                    ------------------------                    -----------------------     ----------
William L. Brown................................................           3,000(1)              *
Arnaud de Vitry d'Avaucourt.....................................          87,000(2)             1.3%
Lawrence E. Fouraker............................................           7,200(3)              *
Samuel A. Goldblith.............................................           6,000(4)              *
Arthur L. Goldstein.............................................         209,211+ (5)           3.0%
Kachig Kachadurian..............................................         106,465+ (6)           1.5%
William E. Katz.................................................         113,230+ (7)           1.6%
Robert B. Luick.................................................           6,100(8)              *
John J. Shields.................................................          11,540(9)              *
Mark S. Wrighton................................................               0                 --
Allen S. Wyett..................................................           3,000(10)             *
Theodore G. Papastavros.........................................          51,240+(11)            *
Stephen Korn....................................................          12,416+(12)            *
All Directors and Executive
  Officers as a Group (14 individuals)..........................         631,402+(13)           8.7%

- ---------------

  * The number of shares owned beneficially at March 18, 1994 is less than 1% of the shares of Common Stock outstanding at that date.

  + If certain of the options owned by these executive officers are exercised, certain of the shares would be subject to repurchase in varying amounts if the individual's employment with the Company were to be terminated before specified dates.

 (1) Includes 2,000 shares subject to option, as to which Mr. Brown has the right to acquire beneficial ownership.

 (2) Includes 6,000 shares subject to options, as to which Mr. de Vitry d'Avaucourt has the right to acquire beneficial ownership. The remaining 81,000 shares, as to which Mr. de Vitry d'Avaucourt shares dispositive power, are held by a financial institution in a fiduciary capacity for the benefit of Mr. de Vitry d'Avaucourt's wife. Such number excludes 170,963 shares held in a trust of which Mr. de Vitry d'Avaucourt's wife is the principal beneficial owner, and also excludes an additional 400,000 shares held in a separate trust, of which Mr. de Vitry d'Avaucourt is the principal indirect beneficiary. Mr. de Vitry d'Avaucourt disclaims beneficial ownership of such 570,963 shares.

 (3) Includes 4,000 shares subject to options, as to which Mr. Fouraker has the right to acquire beneficial ownership. Does not include 300 shares owned by members of Mr. Fouraker's immediate family, as to which Mr. Fouraker disclaims beneficial ownership. The Company is required to identify any director or officer who failed to file on a timely basis with the Securities and Exchange Commission a required report relating to ownership and changes in ownership of the Company's Common Stock. Through an oversight, Mr. Fouraker's filing on Form 5 reporting the gift of 300 shares to family members was made 17 days beyond the due date.

 (4) Represents shares subject to options, as to which Mr. Goldblith has the right to acquire beneficial ownership.

 (5) Includes 107,000 shares subject to options, as to which Mr. Goldstein has the right to acquire beneficial ownership. Includes beneficial ownership of 5,200 shares (as of December 31, 1993) held in the Ionics Section 401(k) Plan for the account of Mr. Goldstein. Does not include 3,400 shares held by members of Mr. Goldstein's immediate family, as to which Mr. Goldstein disclaims beneficial ownership.

 (6) Includes 68,750 shares subject to options, as to which Mr. Kachadurian has the right to acquire beneficial ownership. Includes beneficial ownership of 2,114 shares (as of December 31, 1993) held in the Ionics Section 401(k) Plan for the account of Mr. Kachadurian. Includes 500 shares held by a member of his immediate family, as to which Mr. Kachadurian disclaims beneficial ownership.

 (7) Includes 60,188 shares subject to options, as to which Mr. Katz has the right to acquire beneficial ownership. Does not include 5,200 shares held by members of Mr. Katz's immediate family, as to which Mr. Katz disclaims beneficial ownership.

 (8) Includes 1,000 shares subject to options, as to which Mr. Luick has the right to acquire beneficial ownership. Does not include 370 shares held by members of Mr. Luick's immediate family, as to which Mr. Luick disclaims beneficial ownership.

 (9) Includes 5,000 shares subject to options, as to which Mr. Shields has the right to acquire beneficial ownership.

(10) Includes 2,000 shares subject to options, as to which Mr. Wyett has the right to acquire beneficial ownership. Does not include 500 shares held by a member of Mr. Wyett's immediate family, as to which Mr. Wyett disclaims beneficial ownership.

(11) Includes 28,750 shares subject to options, as to which Mr. Papastavros has the right to acquire beneficial ownership. Includes beneficial ownership of 227 shares (as of December 31, 1993) in the Ionics Section 401(k) Plan for the account of Mr. Papastavros.

(12) Includes 12,400 shares subject to options, as to which Mr. Korn has the right to acquire beneficial ownership. Includes beneficial ownership of 16 shares (as of December 31, 1993) in the Ionics Section 401(k) Plan for the account of Mr. Korn.

(13) Assumes exercise of options held by the group for all 318,088 shares and that such shares are outstanding.

                     EXPLANATION OF AGENDA FOR THE MEETING

ITEM 1. ELECTION OF DIRECTORS.

     The Corporation has a classified Board of Directors consisting of three Class I Directors, four Class II Directors and four Class III Directors. The Class I, Class II and Class III Directors currently in office will serve until the annual meeting of stockholders to be held in 1996, 1994 and 1995, respectively, and until their respective successors are duly elected and qualified. At each annual meeting of stockholders, Directors are elected for a full term of three years to succeed those whose terms are expiring.

     It is the intention of the persons authorized by the enclosed Proxy, which is solicited by the Board of Directors, to nominate and elect the persons named in the table below as Class II Directors, all of whom currently serve on the Board. Mark S. Wrighton was elected a Class II Director by the Board of
Directors, effective November 11, 1993. To be elected, each nominee must receive the affirmative vote of a plurality of the issued and outstanding shares of the Common Stock represented in person or by Proxy at the Annual Meeting and entitled to vote. The following table sets forth, for each nominee, his principal occupation since January 1, 1989 and present positions with the Corporation, period of past service as a Director, age on March 1, 1994, and directorships of other public companies (i.e., companies subject to the reporting requirements of the Securities Exchange Act of 1934 or registered as investment companies under the Investment Company Act):

                                          PRINCIPAL OCCUPATIONS
                                         (SINCE JANUARY 1, 1989),
                                          PRESENT POSITIONS WITH                                 PERIOD
                                             THE CORPORATION                                     OF PAST
                                            AND DIRECTORSHIPS                                  SERVICE AS A
        NAME AND AGE                    OF OTHER PUBLIC COMPANIES                                DIRECTOR
        ------------                    -------------------------                              ------------
                                 Directors whose Terms Expire in 1994 (Class II Directors)

Arnaud de Vitry d'Avaucourt      Engineering consultant; Chairman of the                       1964 to date
(67)*#                           Board, Eureka (SICAV), Paris, a French
                                 investment firm (1985-1990); Director,
                                 Digital Equipment Corporation and
                                 Schlumberger Limited

Kachig Kachadurian               Senior Vice President of the Company                          1986 to date
(44)                             (since May 1991); previously Vice
                                 President of the Company

William E. Katz                  Executive Vice President of the Company                       1961 to date
(69)

Mark S. Wrighton                 Provost and Professor of Chemistry,                           November 1993 to date
(44)                             Massachusetts Institute of Technology;
                                 Director, Helix Technology Corp.

     The following table sets forth similar information about the Class I and Class III Directors of the Company, whose terms of office do not expire at the 1994 Annual Meeting and who consequently are not nominees for election in 1994.

                                  PRINCIPAL OCCUPATIONS
                                 (SINCE JANUARY 1, 1989),
                                  PRESENT POSITIONS WITH                         PERIOD
                                     THE CORPORATION                            OF PAST
                                    AND DIRECTORSHIPS                         SERVICE AS A
    NAME AND AGE                OF OTHER PUBLIC COMPANIES                       DIRECTOR
    ------------                -------------------------                     ------------
                 Directors whose Terms Expire in 1996 (Class I Directors)

Lawrence E. Fouraker     Professor Emeritus, Harvard Business                 1986 to date
(70)*+#                  School, and self-employed business
                         advisor (since prior to 1989); Director,
                         Alcan Aluminum, Ltd., General Electric
                         Company, Gillette Company, The New
                         England, Citicorp, and Enserch Corp.

Samuel A. Goldblith      Professor Emeritus, Massachusetts                    1980 to date
(74)*+#                  Institute of Technology, and consultant
                         since 1990; Senior Advisor to the
                         President, Massachusetts Institute of
                         Technology (1986-1990)

Arthur L. Goldstein      President and Chief Executive Officer of             1971 to date
(58)+                    the Company (since prior to 1989);
                         Chairman of the Board of the Company
                         since May 1990; Director, Unitrode
                         Corporation

                Directors whose Terms Expire in 1995 (Class III Directors)

William L. Brown         Retired Chairman of the Board, The First             May 1991 to date
(72)*#                   National Bank of Boston and Bank of
                         Boston Corporation; Director, GC
                         Companies, Inc.; Stone and Webster,
                         Incorporated; Standex International
                         Corporation; North American Mortgage
                         Company; Trustee, Bradley Real Estate
                         Trust

Robert B. Luick          Of Counsel, Sullivan & Worcester,                    1948 to 1968;
(82)                     Attorneys (since 1992); prior to 1992,               1971 to date
                         partner, Sullivan & Worcester; Assistant
                         Clerk of the Corporation (since prior to
                         1989)

                                  PRINCIPAL OCCUPATIONS
                                 (SINCE JANUARY 1, 1989),
                                  PRESENT POSITIONS WITH                     PERIOD
                                     THE CORPORATION                        OF PAST
                                    AND DIRECTORSHIPS                     SERVICE AS A
    NAME AND AGE                OF OTHER PUBLIC COMPANIES                   DIRECTOR
    ------------               --------------------------                 ------------

John J. Shields          President and Chief Executive Officer,      1988 to date
(55)*#                   King's Point Holdings Incorporated
                         (diversified business information,
                         technology instrumentation and cranberry
                         cultivation); President and Chief
                         Executive Officer, Computervision
                         Corporation (January 1991-April 1993);
                         Senior Vice President, Digital Equipment
                         Corporation (1985-1989); Director, Light
                         Stream Corporation

Allen S. Wyett           President, Wyett Consulting Group, Inc.     February 1992 to date
(60)*#                   (since 1990); Chief Executive Officer,
                         Robert Allen Fabrics, Inc. (1970-1990)

- ---------------

* Member of Audit Committee
+ Member of Executive Committee
# Member of Compensation Committee

     Mr. Luick is of counsel of the law firm of Sullivan & Worcester, which provides legal services to the Corporation from time to time.

     In addition to the Executive Committee of the Board of Directors, which did not meet during the year, the Corporation has an Audit Committee, of which Mr. de Vitry d'Avaucourt is Chairman, and a Compensation Committee, of which Mr. Fouraker is Chairman. There is no standing nominating committee of the Board. The Audit Committee meets with management and with the Corporation's independent auditors at least once a year to review financial results and procedures, internal financial controls, audit plans and recommendations. The Compensation Committee reviews and establishes the remuneration to be paid to the executive officers of the Corporation, reviews the remuneration to be paid to other officers, and acts as the administrator of the Corporation's stock option plans.

     During 1993, the Board of Directors held four meetings. The Audit Committee met twice and the Compensation Committee met twice. Each Director attended 75% or more of the aggregate of (i) the total number of meetings of the Board and
(ii) the total number of meetings held by all committees of the Board on which such Director served.

     If, at the time of the Annual Meeting, any of the above-named nominees are unable to serve, a circumstance which is not anticipated, and if the enclosed Proxy confers discretionary authority, the persons named in the Proxy will either vote for such substitute nominees as may be designated by the Board of Directors or will vote for a reduction in the number of Directors, as determined by the Board.

ITEM 2. APPROVAL OF AMENDMENT TO 1979 STOCK OPTION PLAN TO INCREASE NUMBER OF SHARES AVAILABLE FOR ISSUANCE BY 325,000 SHARES.

     Description of 1979 Plan

     Under the 1979 Stock Option Plan (the "1979 Plan"), the Corporation may grant options to acquire its Common Stock to officers and other key employees of the Corporation and its subsidiaries. As of December 31, 1993, a total of 12,754 of the 1,130,000 shares previously reserved for issue under the 1979 Plan remain available for future grants of options. Approximately 200 employees, including officers of the Corporation and its subsidiaries, are presently eligible to participate in the 1979 Plan. During 1993, options for a total of 345,250 shares were issued under the 1979 Plan with an average exercise price of $39.54 per share.

     Under the terms of the 1979 Plan, the grantees, the number of shares covered by each option, the exercise price of each non-qualified option (which may not be less than $1.00 per share) and the duration of options (which may not exceed ten years plus one day) are determined by the 1979 Plan's administrator, the Compensation Committee of the Board of Directors (the "Committee"). Only non-qualified options may now be granted under the 1979 Plan. Options may be exercised not only with cash, but also with Common Stock of the Corporation. The Compensation Committee usually provides either (i) that an option may be exercised only in part, on a cumulative basis, during each of the five years following the date of grant; or (ii) if the option is made immediately exercisable in full, that the Corporation has the right to repurchase a decreasing portion of any shares purchased upon exercise during the five years following the date of grant. In any event, the option may not be transferred by the grantee, and it may be exercised only while the grantee is an employee of the Corporation or of a subsidiary, or within 30 days after termination of his employment, or by an individual's estate for a period of 90 days after his death. The termination date of the 1979 Plan is February 15, 1997.

     There are no federal income tax consequences to an option holder when a non-qualified option is granted. Upon exercise of a non-qualified option, the option holder recognizes taxable compensation in an amount equal to the fair market value of the stock on the date of exercise minus the exercise price, and the Corporation is allowed a corresponding compensation deduction. If the Corporation has the right to repurchase the shares acquired under a non-qualified option, the taxable events in connection with the exercise of the option are postponed until the Corporation's repurchase rights expire.

     In addition to stock options, the Committee may award performance units ("Performance Units") under the Plan from time to time as it deems appropriate. A performance unit plan permits an employee to be awarded cash, stock options on Common Stock, or some combination thereof, contingent upon the Corporation achieving certain performance goals. The Committee has broad discretion to determine the nature of the performance objectives, which will be based upon a specific dollar amount of growth or on a percentage rate of improvement in such factors as the Corporation's (or a subsidiary's) earnings per share, income, return on equity, or such other measures related to the growth or improvement of the Corporation or its subsidiaries as the Committee determines. The Committee will also determine the length of the period in which the stipulated performance is to be achieved (the "Award Period"), whether and to what extent the performance objectives have been attained, as well as the value of the Performance Units earned. The Committee may establish a stated value for each Performance Unit. If an employee ceases employment because of disability or death prior to the end of an Award Period, any Performance Units he or she might ultimately have earned will be paid at the end of the Award Period, as determined by the Committee. Upon termination of employment for any other reason, Performance Units and all of an employee's rights associated therewith will terminate, unless the Committee in its discretion determines otherwise. The Committee has not yet granted any Performance Units under the 1979 Plan.

     In general, for tax purposes, a participant will include in his or her income the fair market value of a Performance Unit award when the award is paid out to the participant. The amount of ordinary income recognized by the participant is deductible by the Company. For financial statement purposes, the grant of Performance Units will give rise to an employee compensation cost to be charged to the operations of the Company. Such cost will be equal to the cash amount or the fair market value of the number of shares or options to be awarded at the end of the Award Period, less any payment required to be made by the recipient (e.g., the exercise price in the event the Performance Units are to be paid out in options), should the performance conditions be met.

     The Board of Directors may at any time terminate the 1979 Plan, or amend it, except with respect to certain matters which require the approval of the Corporation's stockholders. No options or Performance Units may be granted under the 1979 Plan after its termination.

     Proposed Amendment

     On February 17, 1994, the Corporation's Board of Directors amended the 1979 Plan, subject to the approval of the stockholders of the Corporation at the 1994 Annual Meeting, to increase the number of shares available for issuance upon exercise of options or pursuant to the pay-out of Performance Units by 325,000 shares, representing approximately 4.7% of the Corporation's outstanding stock (see Item 3 for an additional proposed amendment to the 1979 Plan).

     The Board of Directors has taken such action, subject to stockholder approval, to provide for the availability of additional shares in connection with future grants of stock options and/or Performance Units, based upon its belief that stock options and Performance Units are desirable and effective employment incentives for the retention of key employees, as well as to attract additional key employees to the Corporation.

     The Board of Directors recommends that you vote FOR the proposal to ratify and approve the amendment to the 1979 Plan to increase by 325,000 shares the number of shares of Common Stock available under the 1979 Plan. Under the terms of the 1979 Plan, the increase in the number of shares of Common Stock available for issuance under the 1979 Plan requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock, or 3,474,704 shares.

ITEM 3. APPROVAL OF AMENDMENT TO 1979 STOCK OPTION PLAN TO LIMIT NUMBER OF SHARES WHICH MAY BE ACQUIRED BY ANY PARTICIPANT IN ANY YEAR TO 100,000 SHARES.

     The Omnibus Budget Reconciliation Act of 1993 added Section 162(m) to the Internal Revenue Code of 1986. Under Section 162(m), the allowable deduction for compensation paid or accrued with respect to the chief executive officer and each of the four most highly compensated employees of a publicly held corporation is limited to no more than $1 million per year for fiscal years beginning on or after January 1, 1994. This limitation does not apply to compensation attributable to stock options or Performance Units if, among other things, the 1979 Plan includes limits on grants of options and Performance Units to plan participants so that the number of shares of Common Stock which can be acquired by a participant in a defined time period is limited.

     To comply with Section 162(m), on February 17, 1994, the Corporation's Board of Directors amended the 1979 Plan to provide that no participant in the 1979 Plan may be granted stock options or Performance Units in any year to acquire in the aggregate more than 100,000 shares of Common Stock. The Board of Directors desires to amend the 1979 Plan to comply with Section 162(m) to permit the full amount of compensation attributable to stock options or Performance Units to be available as an income tax deduction to the Corporation.

     The Board of Directors recommends that you vote FOR the proposal to ratify and approve the amendment to the 1979 Plan to comply with Section 162(m) by limiting the number of stock options and Performance Units which may be granted to any participant in any year to permit the acquisition by any participant of no more than 100,000 shares of Common Stock in the aggregate. Approval of this amendment requires the affirmative vote of the holders of a majority of the number of shares represented in person or by Proxy at the Annual Meeting.

ITEM 4. SELECTION OF AN AUDITOR.

     It is proposed that the stockholders select an independent auditor for the Corporation for the current fiscal year, which ends December 31, 1994. The persons named in the Proxy intend to vote in favor of selecting Coopers & Lybrand unless otherwise directed in the Proxy. The firm became auditors for the Corporation in 1974.

     Although the Corporation is not required to submit the selection of its auditor to a vote of stockholders, the Board of Directors of the Corporation believes it is sound policy and in the best interests of the stockholders to do so. In the event a majority of the votes cast are against the selection of Coopers & Lybrand, the Board will consider the vote and the reasons therefor in future recommendations on the selection of an auditor for the Corporation.

     A representative of Coopers & Lybrand is expected to be present at the stockholders' meeting with the opportunity to make a statement if desired, and is expected to be available to respond to appropriate questions from stockholders who are present at the meeting.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table provides summary information concerning compensation paid or accrued by the Company to, or on behalf of, the Company's Chief
Executive Officer and each of the four other most highly compensated executive officers of the Company (determined as of December 31, 1993) for the fiscal years ended December 31, 1991, 1992 and 1993:

                           SUMMARY COMPENSATION TABLE

                                                                           LONG-TERM
                                                                          COMPENSATION
                                                                             AWARDS
                                                                          ------------
                                                                           SECURITIES       ALL OTHER
                                                  ANNUAL COMPENSATION      UNDERLYING    COMPENSATION(2)
                NAME AND                         ----------------------   OPTIONS/SARS   ---------------
           PRINCIPAL POSITION             YEAR   SALARY($)     BONUS($)   (SHARES)(1)          ($)
           ------------------             ----   ---------     --------   ------------         ---
Arthur L. Goldstein.....................  1993    282,500            0       50,000            3,233
  Chairman of the Board,                  1992    275,000      140,000            0            2,042
  President and Chief Executive Officer   1991    260,000      140,000       25,000

William E. Katz.........................  1993    190,000            0       22,500                0
  Executive Vice President                1992    185,000       85,000            0                0
                                          1991    175,000       75,000       15,000

Kachig Kachadurian......................  1993    190,000            0       22,500            3,262
  Senior Vice President                   1992    185,000       85,000            0            2,050
                                          1991    175,000       75,000       15,000

Theodore G. Papastavros.................  1993    136,250            0       10,000              393
  Vice President,                         1992    132,500       45,000            0              267
  Strategic Planning and Treasurer        1991    125,000       40,000        6,000

Stephen Korn............................  1993    136,250            0        7,000              157
  Vice President and General Counsel      1992    132,500       35,000            0              107
                                          1991    125,000       30,000        3,000

- ---------------

(1) See Note 2 to table included under "Stock Option Grants."

(2) Company matching contributions to participant's account in Ionics Section 401(k) Plan, available to all employees after an eligibility period. Employees may elect to contribute to the Plan from 1% to 12% of the amount that they would otherwise receive as cash compensation, and the contributed amounts, subject to certain limitations, are not subject to current federal income taxes. Amounts contributed to the Plan are invested at the direction of the employee in shares of the Company's Common Stock or in shares of one or more of three mutual funds. The maximum amount that a participant may elect to invest in the Company's Common Stock is 6% of compensation. The Company contributes to the Plan, for the individual accounts of its employees, an amount up to 50% of the amount each participant has elected to invest in Common Stock of the Company. Matching amounts are invested entirely in the Company's Common Stock. The contributions by the Company for any one calendar year cannot exceed an aggregate maximum amount fixed from time to time by the Board of Directors.

STOCK OPTION GRANTS

     The following table provides information concerning the grant of stock options (also reported in the Summary Compensation Table) under the Company's
1979 Stock Option Plan during the fiscal year ended December 31, 1993, to the named executive officers.

                                       OPTION/SAR GRANTS IN 1993 (1)

                                                                                              POTENTIAL
                                                                                          REALIZABLE VALUE
                                                                                             AT ASSUMED
                                               PERCENTAGE OF                                ANNUAL RATES
                                                   TOTAL                                   OF STOCK PRICE
                           NUMBER OF            OPTIONS/SARS                              APPRECIATION FOR
                     SECURITIES UNDERLYING       GRANTED TO     EXERCISE                   OPTION TERM(3)
                    OPTIONS/SARS GRANTED(2)      EMPLOYEES        PRICE     EXPIRATION   -------------------
       NAME         (SHARES OF COMMON STOCK)   IN FISCAL 1993   ($/SHARE)      DATE       5%($)      10%($)
       ----         ------------------------   --------------   ---------   ----------    -----      ------
Arthur L.
  Goldstein.......           50,000                 14.5%         39.50      8/25/2003   1,242,067   3,147,641

William E. Katz...           22,500                  6.5%         39.50      8/25/2003     558,930   1,416,439
Kachig
  Kachadurian.....           22,500                  6.5%         39.50      8/25/2003     558,930   1,416,439

Theodore G.
  Papastavros.....           10,000                  2.9%         39.50      8/25/2003     248,413     629,528

Stephen Korn......            7,000                  2.0%         39.50      8/25/2003     173,889     440,670

- ---------------

(1)  The Company has issued no SARs (stock appreciation rights).

(2) All options were granted under the Company's 1979 Stock Option Plan, and each option is exercisable for one share of Common Stock, which may be purchased upon exercise with either cash or Common Stock. The options have a duration of ten years and one day, and are immediately exercisable, subject to the Company's right to repurchase a decreasing proportion of any shares purchased upon exercise during the first five years from the date of grant in the event the employee leaves the Company or desires to sell the shares. Such repurchase rights in the Company terminate in the event of a merger, consolidation or sale of all the assets by the Company, or in the event another entity, person or group acquires 30% or more of the outstanding voting shares of the Company. Options may not be transferred by an option holder (other than by the laws of descent or distribution), may be exercised only while the holder is an employee of the Company or a subsidiary, or within 30 days after termination of employment, or by the holder's estate for a period of 90 days after his death.

(3) The potential realizable dollar value of a grant is the product of (a) the difference between: (i) the product of the per-share market price on the date of grant and the sum of 1 plus the adjusted stock price appreciation rate (the assumed rate of appreciation compounded annually over the term of the option); and (ii) the per-share exercise price of the option; and (b) the number of shares underlying the grant at fiscal year-end.

STOCK OPTION EXERCISES

     The following table provides information, with respect to the executive officers listed in the Summary Compensation Table, concerning the exercise of options during, and holdings of unexercised options at the end of, 1993.

                 AGGREGATED OPTION/SAR EXERCISES IN FISCAL 1993
                   AND FISCAL YEAR-END OPTION/SAR VALUES (1)

                                              (I)           (II)           (III)                (IV)
                                                                         NUMBER OF
                                                                         SECURITIES
                                                                         UNDERLYING     VALUE OF UNEXERCISED
                                            SHARES                      UNEXERCISED         IN-THE-MONEY
                                          ACQUIRED ON       VALUE       OPTIONS/SARS      OPTIONS/SARS AT
                                           EXERCISE      REALIZED(2)     AT FISCAL       FISCAL YEAR-END(2)
                 NAME                         (#)            ($)          YEAR-END              ($)
- ---------------------------------------   -----------    -----------    ------------    --------------------
Arthur L. Goldstein....................          0              --         107,000           1,811,375
William E. Katz........................          0              --          60,188           1,168,177
Kachig Kachadurian.....................      2,500         107,813          68,750           1,385,781
Theodore G. Papastavros................      3,000         110,250          28,750             570,906
Stephen Korn...........................          0              --          12,400             153,450

- ---------------

(1) All options were granted under the Company's 1979 Stock Option Plan and are currently exercisable, subject to certain repurchase rights in the Corporation. See Note 2 to "Stock Option Grants" table. The Company has issued no SARs (stock appreciation rights).

(2) Calculated as the difference between the closing price of the Company's Common Stock, as reported on the date of option exercise, and the exercise price of the option(s) (Column II), and as the difference between the closing price of the Company's Common Stock, as reported on December 31, 1993, and the exercise price of the option(s) (Column IV).

PENSION PLAN

     Employees based in Watertown, Massachusetts; Phoenix, Arizona; Campbell, California; and Bellevue, Washington may at their election participate in the Company's defined benefit retirement plan ("Retirement Plan") after attaining age 21 and completing one year of service. No benefits vest under the Retirement Plan until an employee has five years of participation, at which time the employee becomes 100% vested. An employee must contribute at least 1% of base salary in order to accrue benefits under the Retirement Plan. The benefits payable upon retirement vary with the years of service and level of compensation while participating in the Retirement Plan. Upon retirement, participants also receive the total of their own contributions to the Retirement Plan plus the earnings thereon. The following table shows the estimated annual Company-provided pension benefits payable to a participant at normal retirement age (age 65) in the Retirement Plan.

                               PENSION PLAN TABLE
                      (ESTIMATED ANNUAL BENEFITS FOR YEARS
                       OF CREDITED SERVICE INDICATED(1))

                                                                    YEARS OF SERVICE
BASE SALARY AT                                  --------------------------------------------------------
RETIREMENT DATE                                    15          20          25          30          35
- ---------------                                 --------    --------    --------    --------    --------
$ 50,000......................................  $  6,364    $  8,077    $  9,790    $ 11,503    $ 13,217
  75,000......................................     9,793      12,487      15,180      17,874      20,567
 100,000......................................    13,223      16,897      20,570      24,244      27,918
 125,000......................................    16,652      21,306      25,961      30,615      35,269
 150,000......................................    20,082      25,716      31,351      36,985      42,620
 175,000......................................    23,511      30,126      36,741      43,356      49,971
 200,000......................................    26,941      34,536      42,131      49,726      57,321
 225,000......................................    30,370      38,946      47,521      56,097      64,672
 250,000......................................    31,857      40,858      49,858      58,859      67,859

- ---------------

(1) Effective November 1, 1989, no more than $200,000 (as adjusted from time to time by the Internal Revenue Service) of cash compensation may be taken into account in calculating contributions under the Retirement Plan. In 1993, the cash compensation limit was $235,840.

     Under the terms of the Retirement Plan, only the amount shown as "Salary" in the Summary Compensation Table is covered under "Base Salary" above. The fixed monthly retirement benefit of a participant retiring at normal retirement age (assuming payment is made on a life annuity basis) is determined by the following formula: (i) for years prior to January 1, 1986 -- one half of one percent of the first $550 of base monthly salary as of January 1, 1985, plus one and one-quarter percent (1.25%) of the balance of base monthly salary as of that date, that sum being multiplied by the number of prior years of service; plus
(ii) for each year after December 31, 1985 through December 31, 1988 -- one half of one percent (0.5%) of the first $550 of base monthly salary as of January 1st of such year plus one and one-quarter percent (1.25%) of the balance of base monthly salary; plus (iii) for each year after December 31, 1988 -- one and one-quarter percent (1.25%) of base monthly salary as of January 1st of that year. Fixed retirement benefits are not subject to deduction for Social Security benefits or other benefits received by participants.

     Executive officers named in the Summary Compensation Table have been credited with the following years of service, and would receive the following estimated annual benefit at normal retirement age (65): Mr. Goldstein, 33.6 years, $85,447; Mr. Katz, 44.4 years, $53,590; Mr. Kachadurian, 13 years, $54,988; Mr. Papastavros, 37.2 years, $46,881; and Mr. Korn, 4.3 years, $34,326.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

     The Board of Directors appoints each year from among its members a Compensation Committee (the "Committee"). The Committee, which currently consists of six non-employee directors (all of whom are "disinterested persons" under Rule 16b-3 of the Securities Exchange Act of 1934), is responsible for reviewing and establishing the compensation of the executive officers of the Company, and for authorizing grants under the Company's 1979 Stock Option Plan. The Committee has furnished this report concerning compensation of executive officers for the fiscal year ended December 31, 1993.

     The compensation program for executive officers involves consideration of cash compensation and the granting of options to acquire the Company's Common Stock.

     Cash Compensation

     Cash compensation of executive officers is structured to include base salary and, based on the achievement of performance objectives, a cash bonus. The Company's objective is to pay a fair and competitive base salary to all employees and to keep the growth of salary levels at or near the rate of inflation. The Company determines the competitiveness of its base salary levels in relation to other companies engaged in its industry, represented by those in the "peer group" Index set forth in this Proxy Statement, or similar industries. The Committee believes that the base salary paid to the Company's executive officers falls within the median of the range of compensation paid by the "peer group" companies. Salary levels for executive officers are usually established in the early part of the fiscal year for that fiscal year.

     The policy of the Company is to pay cash bonuses based upon the achievement of specified corporate, business unit and individual performance objectives. The cash bonuses listed in the Summary Compensation Table earned by executive officers in 1991 and 1992, as well as by other senior officers, were earned under the Company's Managerial Bonus Program. The Managerial Bonus Program considers both quantitative and qualitative performance. Quantitative performance focuses upon two measurements: earnings before interest and taxes
(EBIT) achieved by the business unit(s) for which the executive officer has major responsibility or involvement, and EBIT return on the average capital employed by such business unit(s) during the year. Qualitative performance focuses primarily on the degree to which the officer has participated in and contributed to the achievement of specified individual, divisional, departmental or corporate non-financial objectives.

     Budgeted amounts for EBIT and EBIT return on average capital employed are established for each business unit early in each fiscal year. At the same time, a corresponding cash bonus target is established for each executive officer based upon the budgets of the business unit(s) for which the officer has major managerial responsibility or involvement. The cash bonus actually awarded, determined early in the next fiscal year by the Committee, depends upon the extent to which the actual performance of the business unit(s) for which the officer has responsibility or involvement meets or exceeds the budgeted amounts, and upon the degree of success in achieving the qualitative objectives.

     The Committee reserves the right to make discretionary bonus awards in appropriate circumstances under which an executive officer might merit a bonus based on other considerations.

     Securities and Exchange Commission (SEC) regulations require that the Committee discuss the basis for the 1993 compensation reported for the Chief Executive Officer, Mr. Goldstein, and to discuss the relationship between the Company's performance during 1993 and his compensation. Mr. Goldstein's base salary (and the base salary of the other corporate executive officers) was established by the Committee in February 1993, and reflected a 5.5% increase, consistent with the Committee's salary policy. This increase was implemented as of July 1, 1993.

     The quantitative performance targets of the Managerial Bonus Program were not achieved in 1993. As a result, the Compensation Committee, in concurrence with management's recommendation, chose not to award cash bonuses to Mr. Goldstein or any of the Company's executive officers for 1993.

     Stock Options

     The Committee believes that stock options are an appropriate mechanism to provide senior management with a long-term incentive to strive for the continued growth and success of the Company. The Company's stock option policy, established by the Committee, is to recognize employee leadership and significant contribution to the Corporation, regardless of the employee's level. The Committee also believes that ownership of the Company's stock by management promotes the enhancement of shareholder value by creating a greater communality of interest among shareholders and management. For these reasons, the Committee has used in the past, and expects to use in the future, the Company's 1979 Stock Option Plan as an element of its executive compensation program. In 1993, the Compensation Committee met on August 25th and awarded Mr. Goldstein a stock option grant of 50,000 shares, based upon a qualitative assessment of his performance since the last stock option grant to him in 1991, including factors such as growth in the Company's revenues and profitability, success in achieving annual goals, and success in hiring additional key employees.

     Compliance with Internal Revenue Code Section 162(m)

     Section 162(m) of the Internal Revenue Code enacted in 1993, generally disallows a tax deduction to a public company for compensation in excess of $1 million paid to the company's chief executive officer and four other most highly compensated executive officers. Certain types of performance-based compensation, such as that available under the Company's 1979 Stock Option Plan, will not be subject to the deduction limit if certain requirements set forth in Section 162(m) are met. The Company currently intends to structure compensation to executive officers arising out of the 1979 Plan in a manner that complies with the new statute.

                                            Compensation Committee
                                                 Lawrence E. Fouraker (Chairman)
                                                 William L. Brown
                                                 Arnaud de Vitry d'Avaucourt
                                                 Samuel A. Goldblith
                                                 John J. Shields
                                                 Allen S. Wyett

FIVE-YEAR SHAREHOLDER RETURNS COMPARISON

     The SEC requires that the Company include in this proxy statement a line-graph presentation comparing cumulative, five-year return to the Company's shareholders (based on appreciation of the market price of the Company's Common Stock) on an indexed basis with (i) a broad equity market index and (ii) an appropriate published industry or line-of-business index, or peer group index constructed by the Company. The following presentation compares the Company's Common Stock price in the five year period from December 31, 1988 to December 31, 1993, to the S&P 500 Stock Index and to a "peer group" index over the same period. The "peer group" index consists of the common stock of Calgon Carbon Corporation, Osmonics, Inc., Pall Corporation and United States Filter Corporation. These corporations are involved in various aspects of the water treatment or liquids separations businesses. The presentation assumes that the value of an investment in each of the Company's Common Stock, the S&P 500 Index, and the peer group index was $100 on December 31, 1988, and that any dividends paid by any constituent company (none have been paid by the Company) were reinvested in the same security.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURNS
   AMONG IONICS, S&P 500 INDEX AND "PEER GROUP" INDEX OF COMPARABLE COMPANIES

      MEASUREMENT PERIOD            IONICS,
    (FISCAL YEAR COVERED)        INCORPORATED       S&P 500       PEER GROUP
1988                                100.00          100.00          100.00
1989                                150.00          131.59          130.26
1990                                178.13          127.49          134.40
1991                                281.25          166.17          199.16
1992                                424.22          178.81          193.39
1993                                310.16          196.75          173.32

DIRECTOR COMPENSATION

     In 1993, each director who is not an employee of the Company received an annual retainer of $5,600, plus a fee of $850 for each regular board meeting attended. Commencing in 1994, the annual retainer has been adjusted to $8,000 and the meeting fee to $1,000. In addition, under the Company's 1986 Stock Option Plan for Non-Employee Directors ("1986 Plan"), each person who is not an employee of the Company or any of its subsidiaries and who is elected a Director of the Company is entitled to receive an option for 1,000 shares of Common Stock upon his initial election, an option to acquire 1,000 additional shares immediately upon completion of each of his next four successive years in office, and an option to acquire 500 additional shares immediately upon completion of each of his next five successive years in office. Thus, under the 1986 Plan, a Director is entitled to receive options for a maximum of 7,500 shares of Common Stock. Options granted under the 1986 Plan have an exercise price equal to the market price on the date of grant, do not become exercisable until the expiration of six months from the date of grant, and thereafter may be exercised only during certain "window" periods. Options granted under the 1986 Plan expire ten years after the date of grant, and terminate 30 days after the holder ceases to be a Director, or 90 days following a Director's death.

                              CERTAIN TRANSACTIONS

     Because certain options granted under the Corporation's 1973 Non-Qualified Stock Option Plan, which expired in 1983, were not eligible to be treated by their holders as incentive stock options, the Board of Directors agreed to permit officer-employees exercising non-qualified options granted prior to January 1, 1976 to borrow from the Corporation up to an aggregate of $600,000 in connection with the payment of taxes and other expenses incurred by them in exercising the options. These loans bear interest at the rate of 5% per annum, and their repayment is secured by the pledge of a least 80% of the stock so purchased. On February 26, 1987 the Compensation Committee of the Board of Directors extended the maturity of these loans until 1994. Mr. Goldstein and three other officers borrowed funds pursuant to this loan facility. Two of the other officers subsequently paid off their loans. In 1993, the largest outstanding indebtedness of Mr. Goldstein was $141,560. Mr. Goldstein paid the outstanding balance of the loan on December 14, 1993.

                             STOCKHOLDER PROPOSALS

     The Corporation's 1995 Annual Meeting is presently expected to be held on May 4, 1995. Proposals of stockholders intended to be presented at the 1995 Annual Meeting must be received no later than November 27, 1994, for inclusion in the Corporation's proxy statement and proxy for that meeting, except that if the date of the 1995 Annual Meeting is changed by more than 30 calendar days from the presently expected date, the Corporation must receive such proposal within a reasonable time before the Board of Directors makes it proxy solicitation.

                                 OTHER MATTERS

     As of this time, the Board of Directors knows of no other matters to be brought before the meeting. However, if other matters properly come before the meeting or any adjournment thereof, and if discretionary authority to vote with respect thereto has been conferred by the enclosed Proxy, the persons named in the Proxy will vote the Proxy in accordance with their best judgment as to such matters.

                                            By Order of the Board of Directors

                                            STEPHEN KORN, Clerk

Watertown, Massachusetts
March 30, 1994

PROXY
                             IONICS, INCORPORATED
               65 Grove Street, Watertown, Massachusetts  02172
               Proxy for Annual Meeting to be held May 5, 1994
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby appoints Arthur L. Goldstein and Stephen Korn, and each of them, as Proxies of the undersigned, each with the power to appoint his substitute, and hereby authorizes both of them, or any one if only one be present, to represent and to vote, as designated below, all the shares of the Common Stock of Ionics, Incorporated held of record by the undersigned or with respect to which the undersigned is entitled to vote or act, at the Annual Meeting of Stockholders to be held on May 5, 1994 or any adjournment thereof.

        THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3 AND 4 WITH DISCRETIONARY AUTHORITY TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

        Election of all four Class II Directors listed below:

        NOMINEES:
        Arnaud de Vitry d'Avaucourt, Kachig Kachadurian, William E. Katz and Mark S. Wrighton

SEE REVERSE SIDE. IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATION, JUST SIGN ON THE REVERSE. YOU NEED NOT MARK ANY BOXES.
                                                             ----------------
                                                             SEE REVERSE SIDE
/X/ PLEASE MARK                                              ----------------

    VOTES AS IN
    THIS EXAMPLE


THE UNDERSIGNED HEREBY CONFER(S) UPON THE PROXIES AND EACH OF THEM
DISCRETIONARY AUTHORITY WITH RESPECT TO THE ELECTION OF DIRECTORS IN THE EVENT
THAT ANY OF THE NOMINEES IS UNABLE OR UNWILLING TO SERVE IF ELECTED.
<Captions>
                                                              WITHHELD
                                              FOR ALL         FROM ALL
                                              NOMINEES        NOMINEES

1.  Election of Directors (See reverse).         / /             / /

/ /
- ------------------------------------------------------------------------------------
For, except vote withheld from those nominees whose names you print on the above line

                                                FOR             AGAINST      ABSTAIN
2.  Proposal to ratify and approve
    amendment to 1979 Stock Option
    Plan to add 325,000 shares
    available for issuance.                     / /             / /            / /

3.  Proposal to ratify and approve
    amendment to 1979 Stock Option
    Plan to comply with Internal
    Revenue Code Section 162(m) by
    limiting the number of shares that
    may be acquired in any year by
    any participant to 100,000.                 / /             / /            / /

4.  Selection of Coopers & Lybrand as
    auditors.                                   / /             / /            / /

5. To consider and act upon such other matters as may properly come before the meeting.

                           MARK HERE             / /
                          FOR ADDRESS
                           CHANGE AND
                          NOTE AT LEFT

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature:                              Date:
          ------------------------------     ------------------

Signature:                              Date:
          ------------------------------     ------------------

                              IONICS, INCORPORATED

                             1979 Stock Option Plan
                             ----------------------

                      As Amended through February 17, 1994
                      ------------------------------------

1.   Purposes of Plan.
     ----------------

     This 1979 Stock Option Plan (hereinafter called the "Plan") of Ionics, Incorporated (hereinafter called the "Company") is intended to advance the interests of the Company (and its subsidiaries) by providing a means whereby key employees of the Company, that is, those who are largely responsible for its management and its technical and business success, and are expected to continue in this role, may be offered incentives in addition to the other incentives which they may hold, such as pensions, etc.

2.   Definitions.
     -----------

     2.1 "Subsidiaries" or "Subsidiary" shall mean a corporation, partnership or other entity whose controlling stock or other ownership interest is owned directly or indirectly by the Company.

     2.2 A "key employee" shall mean an employee of the Company or of any of its Subsidiaries who is engaged in an important executive, administrative or technical function who is classified by the Administrators of the Plan as such within the purposes of the Plan.

3.   Effective Date and Duration.
     ---------------------------

     The Plan will become effective immediately upon its adoption by the Board of Directors of the Company, subject, however, to approval by the holders of a majority of the outstanding shares of its capital stock having voting rights present at the meeting when the matter was acted upon. The Plan shall remain in effect until the close of business on February 15, 1997 (the "Termination Date").

4.   Stock Subject to the Plan.
     -------------------------

     Subject to adjustment as provided hereinbelow, the total aggregate number of shares of Common Stock, One Dollar ($1) per share par value (hereinafter "Common Stock"), of the Company which are to be issued and delivered upon exercise of options granted pursuant to this Plan (hereinafter called the "Options" and each singly an "Option") or pursuant to the earn out of Performance Units under this Plan, shall not exceed 1,455,000 shares of said Common Stock. Such shares may either be authorized and unissued shares of Common Stock or issued shares of Common Stock which shall have been reacquired by the Company and held as treasury shares. In the event that any Options granted under the Plan shall be surrendered to the Company or shall terminate, lapse or expire for any reason without having been exercised in full, the shares not purchased under such Options shall be available again for the purposes of issuance pursuant to the Plan.

     In the event that the outstanding shares of the Common Stock of the Company are hereafter increased or decreased or changed into or exchanged for a different number or kind of shares, or other securities of the Company or of another corporation, by reason of reorganization, merger, consolidation, recapitalization, reclassification, stock split-up, combination of shares, or dividends payable in stock, corresponding adjustments as determined by the Board of Directors in their sole discretion to be appropriate shall forthwith be made in the Option price and in the number and kind of shares for the purchase of which Options may theretofore or thereafter be granted under the Plan; provided, however, the aggregate total Option price of Options then outstanding and unexercised shall not be changed thereby.

5.   Administration of the Plan.
     --------------------------

     The Plan shall be administered by the Board of Directors of the Company or such committee composed of its Directors as may be delegated this duty and function by resolution of the Board of Directors (said Board or said Committee, as the case may be, being hereinafter referred to as the "Administrators"). The Administrators shall be comprised of, to the extent required by applicable regulations under Section 162(m) of the Code, two or more outside Directors as defined in applicable regulations thereunder and, to the extent required by Rule 16b-3 promulgated under the Securities Exchange Act of 1934 or any successor provision, disinterested Directors. A majority of the Administrators acting upon a particular matter shall have no personal interest in the Option or matter with which they are concerned.

     Subject to the express provisions of the Plan, the Administrators acting by a majority of their number at a meeting or by written consent shall have plenary authority in their discretion to grant Options under the Plan, and in relation thereto to determine from time to time those officers or employees of the Company or of its Subsidiaries who are to receive Options, the number of shares to be optioned to each, the Option price (which shall not be less than the par value of the stock subject to the Option) and the terms and conditions upon which the Options are to be granted, which need not be identical; including, without limitation, requirements that an exercise of the Option may be conditioned in whole or in part upon duration of the optionee's employment, his attainment of specified performance criteria, his refraining from competitive activities and other conditions. Options may be granted at any time prior to termination of the Plan and the Options granted may extend beyond the Termination Date.

     Subject to the express provisions of the Plan, the Administrators may
(1) construe the respective stock Option agreements and the Plan, prescribe, amend, and rescind rules and regulations relating to the Plan and make all other determinations necessary or advisable for administering the Plan, and
(2) correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any stock Option agreement and in the manner and to the extent they shall deem expedient to carry it into effect and (3) constitute and appoint a person or persons selected by them to execute and deliver in the name and on behalf of the Administrators all such agreements, instruments and other documents (including without limitation of the generality of the foregoing documents evidencing amendments of individual stock Options and other actions delegated to the Administrators by the votes of the Board of Directors adopted at their meeting on February 18, 1982, relating to "incentive stock options").

     The Administrators shall have the authority in their discretion to determine from time to time those officers or employees of the Company or of its Subsidiaries who are eligible to receive Performance Units, as hereinafter defined. In connection therewith the Administrators shall have the authority to prescribe the number of Performance Units to be granted to any key employee and all terms thereof and to adopt, amend and rescind rules and regulations for the administration of Performance Units.

6.   Persons to whom Options and Performance Units may be Granted.
     ------------------------------------------------------------

     Only persons who are officers of, or who are "key employees" of the Company or any of its Subsidiaries, and who accept an Option or Performance Unit granted hereunder, as the case may be, and subject to all of the terms and conditions of this Plan, may be granted any Options or Performance Units under this Plan. During any one-year period, no individual shall be granted Options and/or Performance Units which could result in the issuance to such individual of more than 100,000 shares of Common Stock.

7.   The Option Price.
     ----------------

     The price payable upon exercise of an Option granted hereunder (the "Option Price") shall be an amount as specified by the Administrators which shall not be less than the par value of the stock which is subject to the Option and which shall be paid upon exercise of the Option (1) in cash, (2) with shares of the Company of the same class as the shares issuable upon exercise of the Option, previously acquired by the optionee and having an aggregate fair market value equal to the aggregate Option Price payable, or
(3) in any combination of cash and of such shares so valued. In the event such shares are delivered to pay all or a portion of the Option Price -

     (a) such shares shall be valued at the closing price for such stock on the American Stock Exchange or other exchanges or markets where such shares are primarily traded, as reported on the date of such delivery of the shares, and

     (b) a number of the shares being issued upon exercise of the Option which is equal to the number of shares of such stock delivered in payment of the Option Price shall be issued free from repurchase rights of the Company under said Plan or stock Option agreement evidencing the Option.

8.   The Duration of the Options.
     ---------------------------

     The duration of the Options granted hereunder shall be as determined by the Administrators but shall not exceed a period of ten years from the date of grant. Notwithstanding the preceding sentence, the duration of Options not designated as Incentive Stock Options pursuant to Section 17 may be a period of ten years and one day from the date of grant.

9.   Nontransferability of Options.
     -----------------------------

     No Option granted under the Plan shall be encumbered, assigned, or otherwise transferred, and an Option may be exercised during the lifetime of the Optionee only by such person, and the stock Option agreement covering the Option shares shall so provide.

10.  Exercise of Options.
     -------------------

     The exercise, in whole or in part, of any Option granted under the Plan shall be :

     (a)  subject to compliance of all conditions or restrictions stated in
          Section 11 of this Plan or imposed at the time the Option is granted, and

     (b) exercisable only by the employee to whom granted and while he remains in the employment of the Company or any of its Subsidiaries, except that -

          (1) if the employee holding the Option ceases to remain in such employment for any reason other than his or her voluntary termination or his or her being terminated by the Company (or its Subsidiary employing said employee) because of his malfeasance, violation of this or any other agreement with the Company (or its employing Subsidiary), or other like justifiable cause, the employee shall have the right within thirty (30) days after said termination to exercise the Option to the extent it would have been exercisable by the employee immediately before the employee's termination, and

          (2) if the employee holding the Option shall die while in said employment or within said 30-day period after its termination as described in sub-paragraph (1) above, the Option, to the extent exercisable by said employee at the time of his death, may be exercised within ninety (90) days after his death by the executor or administrator of the employee's estate.

     Options shall be exercised in each instance by the person entitled to exercise them by giving written notice of exercise to the Company (to its Treasurer) substantially in the form of Exhibit A annexed hereto and tendering payment of the entire Option Price payable.

     Unless the shares deliverable upon exercise of Options are registered or qualified for public sale by an effective Registration Statement of the Company under the Securities Act of 1933, as amended (or any superseding law) and are registered or qualified for sale under all applicable state securities laws, the person to whom the stock is issued and delivered hereunder shall confirm to the Company that the recipient is purchasing the shares for investment and not with a view to effecting any distribution or resale of the shares.

     In no instance may an Option be exercised for less than one full share of the stock.

11.  Restrictions Applicable to Stock Issued and Delivered Under the Plan.
     --------------------------------------------------------------------

     11.1 The Company may elect in granting an Option to include a provision that during the period of five years from the date of grant of the Option, the Company shall have the right to repurchase stock acquired by exercise of the Option, at a price payable in cash equal to the price which the Company received upon its issuance, to the following extent

          If the Repurchase right      Portion of the Shares
          arises prior to              Subject to Repurchase
          -----------------------      ---------------------
          the end of first year                 All

          the end of the second year   the excess of 20% of the
                                       Option shares held

          the end of the third year    the excess of 40% of the
                                       Option shares held

          the end of the fourth year   the excess of 60% of the
                                       Option shares held

          the end of the fifth year    the excess of 80% of the
                                       Option shares held

          After the fifth year of                None
            holding

          and upon the following events:

     (a) if the employee issued the Option shall cease to be an employee of the Company or of any of its Subsidiaries because of the employee's voluntary termination of said employment or his being terminated therefrom because of his malfeasance, violation of this or any other agreement with the Company or said Subsidiary for like justifiable cause, and/or

     (b) before the participant may sell or transfer the stock in any manner, whether voluntarily, by action of law or otherwise.

          Said right of the Company to repurchase the stock may be exercised by the Company at any time within thirty (30) days after it has notice of any such event. At the closing of said purchase (which shall be held on the fifth business day following the Company's delivery of written notice to the holder that the Company has elected to so purchase the shares) the Company shall pay the purchase price to the holder against its receipt of delivery of the stock certificates representing the stock being purchased, duly endorsed or with duly executed stock powers to effect transfer of the stock to the Company. If the Company doers not elect to exercise said repurchase right within said period, the holder shall be free to sell or transfer the stock free of such

[FN]
          restriction, but unless said stock has been registered or qualified for public sale under an effective Registration Statement or other authorization under the Securities Act of 1933, as amended (or under any superseding law) and qualified for public sale under any applicable state securities laws, the holder shall not so sell or transfer without prior written notice to the Company and furnishing to the Company an opinion of legal counsel or of said regulatory authority, satisfactory to the Company, that no such registration or qualification of the stock is required in the circumstances.

     11.2 Each stock certificate representing stock issued upon exercise of an Option hereunder shall bear such legend referring to these restrictions as the Company may require, and it shall not transfer ownership of such stock on its records except upon compliance with these restrictions.

12.  Stock Option Agreement Required.
     -------------------------------

     Each stock Option granted under the Plan shall be evidenced by a "Stock Option Agreement" between the Company and the employee granted the Option, to be in such form as the Administrators in granting the Option shall determine, provided that said Stock Option Agreement shall in any event include an undertaking on the part of the Employee to whom the Option is granted (the "Optionee") that in consideration for the grant of such Option, the Optionee will not at any time during his employment by the Company or by any of its Subsidiaries (as defined in the Plan) or within two (2) years following the date of termination of said employment, without the written consent of the Company, directly or indirectly, accept employment from, or engage in any work or activities as an employee, officer, Director, agent, consultant, partner, proprietor or principal stockholder for any other corporation, person or entity which is substantially competitive to the business in which the Company or its Subsidiaries are then engaged.

13.  Effect of the Option.
     --------------------

     The grant of an Option under the Plan shall not entitle the Optionee to have or claim any rights of a stockholder of the Company (whether as to dividends, voting rights or otherwise).

     Neither the grant of an Option nor the making of any Stock Option Agreement under this Plan shall confirm upon the Optionee any right with respect to continuation of his or her employment nor shall it affect or restrict the right of the Company, any Subsidiary of it, or any assuming Company, or any successor of either of them employing the Optionee to terminate such employment at any time.

14.  Termination, Suspension, Amendment or Modification of the Plan.
     --------------------------------------------------------------

     The Board of Directors of the Company may at any time amend, alter, suspend or terminate the Plan provided that:

     (a) No change shall be made which, in the judgment of its Board of Directors, will have a material adverse effect upon any Option previously granted under this Plan unless the consent of the Optionee is obtained in writing.

     (b) Without the approval by the holders of a majority of the outstanding shares of its capital stock having voting rights,

          (1) the maximum number of shares reserved for issuance upon the exercise of Options under the Plan may not be changed; and

          (2) the classes of employees to whom Options may be granted under the Plan may not be changed.

15.  Merger, Consolidation or Sale of the Entire Business of the Company.
     -------------------------------------------------------------------

     If, prior to the expiration of the Plan, or the period of restriction during which the Company may have or may obtain rights to repurchase stock issued hereunder pursuant to Section 11 of the Plan, the Company shall merge with, consolidate in or with, or sell all or substantially all of its assets and business to another corporation or entity (other than a company or entity which continues under the control of the same persons who were the stockholders or owners of the Company immediately prior to the event), all Options then outstanding shall become subject to exercise in full and all of said repurchase rights of the Company shall terminate as of the effective date of said transaction.

16.  Optionee Shall Comply with Applicable Laws and Regulations upon Exercise.
     ------------------------------------------------------------------------

     Upon exercise of any Option granted hereunder, the person exercising the Option shall file any and all reports if any, required of such person under the Securities Exchange Act of 1934, as amended, or otherwise.

17.  Incentive Stock Options.
     -----------------------

     The special terms and conditions of this Section 17 shall apply to Stock Options granted hereunder which meet any of the following requirements ("Incentive Stock Options"):

          (a) Options considered under the Internal Revenue Code to have been granted on or after January 1, 1981, and before August 14, 1981, as to which the Optionee consents in writing to the application of this Section 17; and

          (b) Options granted on or after August 14, 1981, and before February 18, 1982, which the Administrators designate in the Stock Option Agreement as Incentive Stock Options, and as to which the Optionee consents in writing to the application of this Section 17; and

          (c) Options granted on or after February 18, 1982, which the Administrators designate in the Stock Option Agreement as Incentive Stock Options.

     The following special terms and conditions (in all of which, any reference to the date of grant of a Stock Option shall mean the date on which the Stock Option is considered to have been granted under Sections 421 through 425 of the Internal Revenue Code and the regulations issued thereunder) shall apply to all Incentive Stock Options:

     17.1 OPTION PRICE. The Option Price shall be not less than the fair market value of the stock covered by the Option, determined as of the date of grant of the Option.

     17.2 PRIOR OUTSTANDING OPTION. No Incentive Stock Option may be exercised while there remains outstanding, within the meaning of
          Section 422A(c)(7) of the Internal Revenue Code, any other Incentive Stock Option which was granted at an earlier date to the Optionee to purchase stock in this Corporation or in any other corporation which is on the date of grant of the later Option either a parent or subsidiary corporation of this Corporation, or a predecessor corporation of any of such corporations. The Stock Option Agreement for every Incentive Stock Option shall include a provision to this effect. The two preceding sentences shall have no application to any Incentive Stock Option granted after December 31, 1986.

     17.3 NO FURTHER GRANTS. No Option granted after February 15, 1989, shall be designated an Incentive Stock Option.

     17.4 TEN PERCENT STOCKHOLDER. If any Optionee to whom an Incentive Stock Option is to be granted pursuant to the provisions of the Plan is on the date of grant the owner (as determined under Section 424(d) of the Internal Revenue Code) of stock possessing more than 10% of the total combined voting power of all classes of stock of this Corporation or any of its subsidiaries, then the following special provisions shall be applicable to the Option granted to such individual:

          (i) The Option Price per share of stock subject to such Incentive Stock Option shall not be less than 110% of the fair market value of one share of stock on the date of grant; and

          (ii) The Option shall not have a term in excess of five (5) years from the date of grant.

     Except as modified by the preceding provisions of this Section 17, all the provisions of the Plan shall be applicable to the Incentive Stock Options granted hereunder.

18. SPECIAL BONUS GRANTS. The Administrators may, but shall not be required to, grant in connection with any Option which is not designated an Incentive Stock Option a special bonus in cash in an amount not to exceed the combined federal and state income tax liability incurred by the Option holder as a consequence of his acquisition of stock pursuant to the exercise of the Option, and payment of the bonus; payable, at the discretion of the Administrators, in whole or in part to federal and state taxing authorities for the benefit of the Option holder at such time or times as withholding payments of such income tax may be required, and the remainder, if any, to be paid in cash to the Optionee at the time or times at which he is required to make payment of such tax. In the event that an Option with respect to which a special bonus has been granted becomes exercisable by the personal representative of the estate of the Optionee in accordance with Section 10, the bonus shall be payable to or for the benefit of the estate in the same manner and to the same extent as it would have been payable to or for the benefit of the Optionee had he survived to the date of exercise. A special bonus may be granted simultaneously with a related Option, or granted separately with respect to an outstanding Option granted at an earlier date. In the case of an Optionee who is an officer or a director of the Company, an Option with respect to which a special bonus is granted may be exercised:

     (a) no earlier than six months after the date on which the bonus is granted; provided, however, that this limitation shall not apply in the event that the Optionee dies or becomes disabled before the expiration of six months after the date on which the bonus is granted; and

     (b)  only within one of the following:

          (i) a period beginning on the third business day and ending on the twelfth business day following the release for publication by the Company of a quarterly or annual summary statement of its sales and earnings; or

          (ii) a period beginning on the first day and ending on the thirtieth day following the date of approval by the stockholders of the Company of (x) any consolidation or merger of the Company in which the Company does not survive as an independent, publicly owned corporation, or pursuant to which shares of Common Stock would be converted into cash, securities, or other property (other than a merger in which the holders of Common Stock immediately before the merger have the same proportionate ownership of common stock of the surviving corporation after the merger), or (y) a transfer of all or substantially all of the assets of the Company (other than a transfer to a subsidiary corporation controlled by the Company), or (z) the liquidation or dissolution of the Company; or

          (iii) a period beginning on the first day and ending on the thirtieth day following (x) the acquisition of beneficial ownership of thirty percent (30%) or more of the outstanding voting shares of the Company, whether in one transaction or a series of transactions, by another corporation, entity or person or group of corporations, entities or persons theretofore beneficially owning less than thirty percent (30%) of such shares, or (y) the first purchase of shares pursuant to a tender or exchange offer (other than one made by the Company) for voting shares of the Company or securities convertible into voting shares, after which offer the offeror, if successful, will become the beneficial owner of at least 30% of the outstanding voting shares of the Company.

     For purposes of this Section 18, the income tax liability incurred by the Option holder shall be calculated as described in the attached appendix A, as of the date on which an amount is includible in the Option holder's income pursuant to Section 83 of the Internal Revenue Code of 1986 as a consequence of his acquisition of stock pursuant to the exercise of an Option. The fair market value of the Option stock shall be its closing price on the American Stock Exchange or other exchanges or markets where such shares are permanently traded, for the date in question, and the tax rate applicable to an Option holder shall be the single rate or the highest graduated rate (exclusive of surtax) applied to earned income by a relevant taxing jurisdiction.

19. PERFORMANCE UNITS. All Performance Units granted under the Plan shall be on the following terms and conditions (and such other terms and conditions that the Administrators may establish which are consistent with the Plan):

     (a) A Performance Unit is defined as the right of a key employee who has been granted the same to receive cash and/or Common Stock and/or Options conditioned upon and measured by the attainment of financial goals set by the Administrators. Performance Units granted under the Plan shall be evidenced by agreements in such form and containing such terms and conditions, not inconsistent with the Plan, as the Administrators may approve.

     (b) The Administrators shall determine the number of Performance Units to be granted to each key employee selected for an award and may establish a stated value (the "Stated Value") of each Performance Unit.

     (c) Payment of Performance Units shall be made by the Company to the extent that such Performance Units are earned out by attainment of the performance objectives set for such Performance Units by the Administrators pursuant to subsection (d) below. Such payment may be in the form of the grant of Options, or, if made in cash or shares of Common Stock, shall have a value equal to the dollar value of the Performance Units earned out. Subject to the provisions of Section 5, payment of the amounts to which participants are entitled to be paid in respect of Performance Units as provided above shall be made in cash, shares of Common Stock or Options, or in some combination thereof, as the Administrators may determine. The Administrators, in their sole discretion, may defer distribution of one-half of the amount of the payment for a period up to twelve months following the date in which the decision as to entitlement to payment is made.

     (d) The award period ("Award Period") in respect of any Performance Units shall be a period set by the Administrators. At the time each grant of Performance Units is made, the Administrators shall establish performance objectives to be attained within the Award Period as a condition of such Performance Units being earned out. The performance objectives shall be based on a specific dollar amount of growth or on a percentage rate of improvement in such elements as the Company's (or a subsidiary's) earnings per share, income, return on equity or such other measures related to growth or improvement of the Company (or its Subsidiaries) as the Administrators shall determine. The Administrators shall determine whether the performance objectives in respect of an Award Period have been attained, as well as the value of the Performance Units consequently earned out.

     (e) In the event that recipient of a grant of Performance Units ceases to be a key employee prior to the end of the Award Period by reason of disability or death, his Performance Units if ultimately earned out shall be payable at the end of the Award Period in proportion to the active service of the key employee during the Award Period, as determined by the Committee. Upon any other termination of employment, Performance Units and all rights associated therewith shall terminate unless the Administrators in their discretion shall determine otherwise. For purposes of this subsection, the term "disability" means disability as defined in any disability program maintained by the Company or a subsidiary.

     (f) Performance Units may not be transferred otherwise than by will or the laws of descent.

     (g) If, as a result of any change in accounting principles or practices or the method of their application or in any tax or other laws or regulations, the earnings per share or other established criteria of the Company or its Subsidiaries as reported in the Company's annual report to stockholders differs materially from the earnings per share or other such criteria which would have been reported absent such change, the Administrators may, in their discretion, equitably adjust the reported earnings per share or other such criteria used in determining the attainment of any performance objectives previously established by the Administrators as a condition of earning out Performance Units.

     (h) In the event of a stock dividend or other transaction described in the last paragraph of Section 4, the Administrators may make appropriate adjustments in performance objectives, such as earnings per share, for outstanding Performance Units. In the event of a merger, consolidation, acquisition or liquidation described in the Section 15, all outstanding Performance Units and all rights relating thereto shall terminate, except as otherwise determined by the Administrators.

     (i) No payments will be made with respect to Performance Units unless arrangements satisfactory to the Administrators are made for any federal income tax withholding or other withholding required.

     (j) Unless Shares deliverable upon earn out of Performance Units are registered or qualified for public sale by an effective Registration Statement of the Company under the Securities Act of 1933, as amended (or any superseding law) and are registered or qualified for sale under all applicable state securities laws, the person to whom the Common Stock is delivered shall confirm to the Company that such recipient is purchasing the Shares for investment and not with a view to effecting any distribution or resale of the Shares.